Exhibit 99.1

Frozen Food Express Industries, Inc. Announces Retirement of Chief Executive Officer

Dallas, February 23, 2011 (GLOBE NEWSWIRE) – Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today that Stoney M. “Mit” Stubbs, Jr. has retired as Chief Executive Officer (CEO) effective at the end of day Monday February 28, 2011, after twenty seven years as CEO and Chairman of the Board.  Mr. Stubbs will remain on the company’s Board of Directors, continuing his role as Chairman of the Board.  Mr. Stubbs will be replaced as Chief Executive Officer by S. Russell Stubbs, who will also retain his position as President of the company.  Mr. Russell Stubbs has been with the company since 1986, most recently serving as President since January, 2010.

Stoney “Mit” Stubbs, Jr. began his professional career with Frozen Food Express Industries, Inc. (“FFE”) as a management trainee in 1960, after his graduation from Texas A&M and service in the U.S. Army.  Over the next two decades, Mr. Stubbs, Jr. earned increasing responsibility within the company, ultimately earning the role of President of the corporation in 1979.  In 1984 he was elevated to the roles of Chairman of the Board, President, and Chief Executive Officer.

Mr. Stubbs, Jr. oversaw the corporation during a period of dramatic growth, through acquisitions of carriers such as Lisa Motor Lines, Middleton Transportation and American Eagle Lines in the 1980’s.  By 1991, FFE was the nation’s largest publicly owned, nationwide full-service motor carrier of perishable commodities.  In 1992, FFE made Forbes’ list of the 200 best small companies in America, which attracted serious interest from Wall Street investors for the first time.  From 1984, when Mr. Stubbs, Jr. was elected Chairman and CEO, until 2005, the company grew from $64 million in annual revenue to over a half billion dollars in 2005.

In addition to his work at FFE, Mr. Stubbs, Jr. has been a leader in the transportation industry.  In 1995 he served as Chairman of the Texas Motor Transportation Association and in 1996 he also served as Chairman of the Truckload Carriers Association, both of which he serves today on the Executive Committee.  Mr. Stubbs, Jr. also continues to serve on the American Trucking Association’s Executive Committee.

Mr. Stubbs, Jr. stated, “FFE has been a part of my family for my entire life and I have enjoyed every moment of my time here.  There comes a time to pass on the reins and I think that time has come.  I like the management team we have assembled and I know Russell will do a fine job in leading the company forward as the new CEO.  I will continue to enjoy my service on the Board and as an active member of the various trucking associations.  I want to thank all that I’ve known and worked with for a great life as a trucker.”

Mr. Russell Stubbs added, “Mit has been a true titan in temperature controlled trucking.  His leadership, wisdom and foresight have meant a lot to our company, the industry and me personally.  I am excited at the opportunity I now have to continue the great tradition of this company and look forward to many successful years ahead.”

About FFE Transportation Services, Inc.

FFE Transportation Services, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. The Company also provides brokerage/logistics and dedicated services to our customers.

Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com. To join our email alert list, please click the following link: http://financials.ffex.net/alerts.cfm. The Company's common stock is traded on the NASDAQ Global Select market under the symbol FFEX.

The FFE Transportation Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3209
CONTACT:  Frozen Food Express Industries, Inc.

          Russell Stubbs, President and CEO
          John Hickerson, Executive VP and COO
          John McManama, Senior VP and CFO
          (214) 630-8090
          ir@ffex.net